United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2019

iFresh Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38013	82-066764
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2-39 54th Avenue Long Island City, NY 11101
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (718) 628-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	IFMK	Nasdaq Capital Market

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Co-Chief Restructuring Officers.

In connection with negotiations that NYM Holding, Inc. (the “Borrower”), a wholly owned subsidiary of iFresh Inc. (the “Company”), the Company, certain subsidiaries of the Borrower and Mr. Long Deng, the Chief Executive Officer and Chairman of board of directors of the Company are currently having with KeyBank National Association (“KeyBank”), with respect to a certain Credit Agreement, dated as of December 23, 2016, as amended, pursuant to which KeyBank made available to the Borrower, a revolving credit facility, a term loan facility, and other credit accommodations, on May 10, 2019, the Company appointed Mr. Bert Weil and Ms. Margie Kaufman, each a Managing Director of Getzler Henrich & Associates LLC (“GH”), as Co-Chief Restructuring Officers of the Company (“Co-CROs”). The Co-CROs will help lead the Company’s restructuring efforts, subject to the oversight, guidance, control and direction of the Board of Directors and the CEO of the Company.

On May 10, 2019, the Company and GH entered into an engagement letter (the “Engagement Letter”) to provide the Co-CRO services to the Company. Pursuant to the Engagement Letter, the duties of Co-CROs include, but are not be limited to, financial reporting, bank reporting, operations review, KeyBank replacement financing, performing various tasks requested by the Company, and working with other third-party professionals retained by the Company. The Co-CROs will report in a timely manner and consult on key decisions with the Company’s CEO and Vice President, and furnish to the extent possible all financial or other information requested. The Co-CROs will also communicate directly and independently with KeyBank regarding this engagement (the “Services”).

Pursuant to the Engagement Letter, GH will bill the Company weekly for consulting fees and reasonable out-of-pocket expenses incurred by the Co-CROs. Consultation fees will be billed on an hourly basis with rates as follows: $515-$650 for principle or managing director, $385-585 for director or specialists, and $150-385 for associate professionals. The hourly billing rate for Mr. Weil and Ms. Kaufman will be $535. The Company has requested a fixed fee option, under which the fixed rate for Ms. Kaufman will be $19,000 per week capped at $60,000 for the first four weeks of the Services. Any change in the fixed fee rate must be agreed by GH and the Company. Upon execution of the Engagement Letter, the Company has paid GH a retainer in the amount of $35,000, which will be applied to the final bill.

Pursuant to the Engagement Letter, the Company shall cause its insurance broker to procure or to add GH to any existing Directors & Officers insurance policy (“D&O” Policy), send copies of all documentation and other communications regarding the Company’s D&O Policy to GH, and extend the claim period upon any renewal or cancellation of the policy. All GH persons serving as officers of the Company will receive the benefits of indemnification and insurance on the same terms as all other senior executive officers or directors of the Company. GH is not responsible or liable for any decisions or actions of any officer furnished by GH to the Company.

The Engagement Letter can be terminated by either party at any time upon written notice.

Mr. Weil and Ms. Kaufman have no family relationships with any executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers. Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Engagement Agreement is subject to, and qualified in its entirety by, the terms of the Engagement Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Engagement Agreement, dated as of May 10, 2019, by and among iFresh, Inc. and Getzler Henrich & Associates LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2019

iFRESH, INC.

By:	/s/ Long Deng
Name:	Long Deng
Title:	Chairman and Chief Executive Officer

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